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                                                                  EXHIBIT 10(oo)


July 31, 1997





Keith Libou, D.M.D.
10745 NW 55th Place
Coral Springs, FL  33076

REVISED OFFER LETTER

Dear Keith:

We are all very enthusiastic about you joining Valley Forge Dental Associates. Accordingly, we are pleased to offer you our position on the following terms:


Title:                                Vice President of Operations

Reporting to:                         President

Base Salary:                          $120,000 per annum

Annual Bonus                          25% of base salary, contingent on the
Potential:                            successful attainment or completion of
                                      mutually agreed upon objectives.

Stock Options:                        16,000 shares available at the
                                      anticipated rate of $5.00/share with
                                      five year vesting (20% per year) and
                                      other terms per customary stock
                                      purchase agreements.

Benefits:                             Standard Valley Forge Dental Associates
                                      benefits plan in place for Senior
                                      executives.
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Keith Libou, D.M.D.                   -2-


Relocation                 Reimbursement to include:
Assistance:                -        One house hunting trip for the family

                           - Costs of the physical move to Pennsylvania (moving company, storage, etc.)

                           - Broker's fee and associated closing costs on the sale of home in Florida

                           - Closing costs on new home, excluding points on new mortgage

                           - Reimbursement for market loss up to 10% of original purchase price of Florida home.

                           - Cost of temporary/duplicate housing as needed. Reimbursements are subject to all applicable tax requirements and pay back agreement as attached. Tax reimbursement will be provided for all taxable moving expenses paid on your behalf. Consideration will be given for presently unanticipated, moderate expenses above and beyond those discussed above.

Vacation:                  Three weeks in one year one through three, four weeks
                           in subsequent years.

Non-Compete:               In order to protect the value created in Valley Forge
                           Dental, you will not serve as a consultant, employee, officer, director or investor of any entity engaged in the consolidation of dental providers regionally or nationally for a period of one year after your termination of employment with the company. This non-compete applies to voluntary separation and involuntary separation for cause.

Start Date:                As soon as practicable.
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Keith Libou, D.M.D.                   -3-


We are very excited about the prospect of working with you, Keith, and look forward to the competence, energy and leadership you can bring to our venture.


Sincerely,                                  ACCEPTED AND AGREED TO:


                                            /s/ Keith L. Libou, D.M.D.
Jeanne Marie Welsko                         --------------------------
Vice President,                                 Keith L. Libou, D.M.D.
 Human Resources


cc:      Steve Nagy
         Doug Gill
         Jeanne M. Welsko